Exhibit 99.1

MTS Medication Technologies, Inc. Stockholders Approve Merger Agreement

NEWS RELEASE

Corporate Contact MTS Medication Technologies, Inc. Michael P. Conroy, CFO Phone: 727-576-6311, Ext. 1464 Fax: 727-579-8067 ir@mts-mt.com	Investor Relations Porter, LeVay & Rose, Inc. Michael Porter, Investor Relations Phone: 212-564-4700 Fax: 212-244-3075 plrmail@plrinvest.com

ST. PETERSBURG, Fla. – December 18, 2009 – MTS Medication Technologies, Inc. (NasdaqCM:MTSI), an international provider of medication adherence packaging systems, announced that at the Company’s special meeting held today, the stockholders of the Company voted to adopt the Agreement and Plan of Merger, dated as of August 7, 2009, by and among the Company, MedPak Holdings, Inc., an affiliate of Excellere Partners, LLC, and MedPak Merger Sub, Inc., a wholly owned subsidiary of MedPak Holdings, Inc. The transaction is expected to be completed on or about December 22, 2009, subject to the satisfaction of certain customary closing conditions. Under the terms of the merger agreement, the Company’s stockholders will be entitled to receive $5.75 per share in cash, without interest.

About the Company

Founded in 1984, MTS Medication Technologies (www.mts-mt.com) is an international provider of medication adherence packaging systems designed to improve medication dispensing and administration. MTS manufactures automated packaging machines and related consumables for prescription medications and nutritional supplements. MTS serves approximately 8,000 pharmacies worldwide.

About Excellere Partners

Excellere Partners (www.excellerepartners.com) is a Denver-based private equity firm that specializes in completing recapitalization transactions with middle-market companies.

This press release contains forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding the completion of the transaction. These statements are based on the current expectations of management of MTS Medication Technologies, Inc. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. For example, among other things, conditions to the closing of the transaction may not be satisfied and the transaction may be subject to unexpected delays. Additional factors that may affect the future events or results of MTS Medication Technologies are set forth in its filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. Unless required by law, MTS Medication Technologies, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.